Exhibit 99.1

Saia Inc. - SAIA - Earning Conference Call Transcript - 07/31/19 11:00 AM ET

Corporate Participants

Richard D. O'Dell - Saia, Inc. – Chief Executive Officer

Frederick J. Holzgrefe - Saia, Inc. – President and Chief Operating Officer

Robert S. Chambers - Saia, Inc. – Chief Financial Officer

Conference Call Participants

Jack Atkins - Stephens Inc.

Ravi Shanker - Morgan Stanley

Rob Salmon/Scott H. Group - Wolfe Research, LLC

David Ross - Stifel, Nicolaus & Company, Incorporated

Amit Mehrotra - Deutsche Bank

Jason H. Seidl - Cowen and Company, LLC

Todd Fowler - KeyBanc Capital Markets Inc.

Stephanie Benjamin - SunTrust Robinson Humphrey, Inc.

Tyler Brown – Raymond James

Matthew Stevenson Brooklier - The Buckingham Research Group

Presentation

Operator

Good morning, and welcome to the Saia Incorporated Second Quarter 2019 Conference Call. My name is Diana and I'll be your conference operator today. This call is being recorded and will be available for replay beginning today, through Wednesday August 28. Replay instructions can be found in today's press release. This conference call may contain forward looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. This forward looking statements and all other statements that might be made on this call that are not historical facts are subject to a number of risks and uncertainties and actual results may differ materially. Please refer to today's press release on our most recent SEC filings for more information on the exact risk factors that could cause actual results to differ.

At the start, I would like to turn the conference over to the Company Chief Executive Officer, Mr. Rick O'Dell. Please go ahead sir.

Richard D. O'Dell

Well good morning and thank you for joining us. With me on the call today are Fritz Holzgrefe, our President and Chief Operating Officer and Rob Chambers our Chief Financial Officer. I'm pleased to report record second quarter revenue, operating income, operating ratio and earnings per share. These numbers were not only records for the second quarter, but for any quarter in our history.

Second quarter revenue was up 8.3% to $464.2 million and with our 89.0 operating ratio, we grew operating income 23.1% to $51.2 million. This 27.1% incremental margin is the best we've posted since our Northeast expansion began in May of 2017.Diluted earnings per share grew nearly 22% to $1.40.

I'd like to take a minute to break down the revenue growth and give a little color with regard to what we're seeing in terms of volumes and pricing. The 8.3% revenue growth was fueled by a 9.8% increase in revenue per hundredweight, offset by 1.9% decline in tonnage. Contractual renewal activity remains positive and average 6.7%

in the second quarter. Second quarter also marked our 36th consecutive quarter of overall year-over-year yield improvement.

In terms of demand activity, overall fell steady to us as shipments grew by 3.6% though we did see a decline in our weight per shipment of 5.3%, the third quarterly decline in a row.

On a positive note, on a shipment way is that it improved sequentially each month throughout the second quarter on an absolute basis, and the year-over-year decline was less negative each month. So comparisons from the second quarter this year, compared to the second quarter of 2018 are as follows. Despite the decline and wait for shipment, our LTL revenue for shipments rose 4% to a record $234.33.

Purchased transportation miles were 10.8% of total line haul miles compared to 11.4% in 2018, with the improvement coming from better utilization onsite capacity and increased density in some of our newer markets.

Linehaul costs as a percent of revenue improved by 4.5% benefiting from an improved improvement in load average, reduced purchase transportation and higher yields. Our length of haul expanded slightly to 841 miles from 837 miles a year ago.

Cargo claims ratio of 0.76% was improved from last year's 0.82%. Continuous training efforts are enabling us to perform consistently against our quality benchmarks.

Dock and city productivity measured by bills per hour and stops per hour effectively were relatively flat year-over-year despite the opening of another six terminals in the past year. The newer terminals do create a bit of a headwind to these productivity measures as lower density prohibits optimal productivity, and will improve over time.

With that, I'm going to go ahead and turn the call over to Rob Chambers to review our financial results in a little more detail.

Robert S. Chambers

Thanks Rick. And good morning everyone. As Rick mentioned, we generated total revenue of $464.2 million in the second quarter, compared to $428.7 million in the second quarter of 2018, an 8.3% increase.

Revenue benefited from a 9.8% increase in LTL yield, and 3.6% shipment growth offset by a 5.3% decline in weight per shipment.

Fuel surcharge revenue with a modest benefit to the revenue comparison up 3.9% from the prior year. A few key expense items which impacted second quarter results on a year-over-year basis. Our salaries, wages and benefits rose 7.8% to $237.7 million in the second quarter, reflecting the impact of an average wage increase of 3% last July, higher health care benefit costs and an approximate 3.6% increase in our average employee account throughout the quarter.

Salaries, wages and benefits were 51.2% of revenue in the quarter compared to 51.4% last year. Purchased transportation expense was essentially flat at $34.2 million in the quarter and was 7.4% of revenue compared to 8% of revenue a year ago. The reduction as a percent of revenue is due to lower purchase trends -- purchased miles as a percent of total line haul miles as Rick mentioned, as well as a more stable truckload rate environment we experienced this year versus last year.

Fuel expense declined by 3.1% in the quarter as the national average diesel prices were down 2% to 3% throughout the quarter versus a year ago. We also continued to benefit from a newer more efficient fleet and our miles per gallon improved by 1.1%.

Claims and insurance expense in the quarter increased by 32.8% to $13.2 million with most of the jump being related to accidents severity versus the prior year. Cargo claims expense was essentially flat year-over-year despite the increase in shipments handled versus the prior year.

Depreciation and amortization expense grew by 15.5% to $29.1 million and reflects our continued investment in real estate, equipment and technology. As a percentage of revenue, depreciation and amortization was 6.3% of revenue compared to 5.9% last year.

Operating income rose 23.1% to a record $51.2 million compared to $41.6 million earned in the second quarter of 2018. The operating ratio improved by 130 basis points year-over-year to 89.0.

At June 30, 2019 total debt was $179.9 million. Net debt-to-total capital was 19.1%. This compares the total debt of $155 million and net debt to total capital of 19.4% at June 30, 2018.

Net capital expenditures in the first half of 2019 were $171.1 million including equipment acquired with capital leases. This compares to $140.6 million in net capital expenditures in the first half of 2018.

In 2019, net capital expenditures are forecasted to be between $275 million and $300 million including investments in real estate, terminal infrastructure improvement projects, our fleet and continued investments in technology.

Now, I'd like to turn the call over to Fritz for some closing comments.

Frederick J. Holzgrefe

Thanks Rob. We very pleased with the record results of the second quarter. But in this business we find, we can't really spend a lot of time celebrating past results. We handle more than 30,000 shipments a day for our customers and those shipments never stopped moving.

In the first half the year, we built the three new terminals in the northeast. We also replaced a lease facility opened in May of 2017 in the Harrisburg Pennsylvania market with a larger owned facility, which gives us plenty of capacity for growth as we continue to build our direct coverage of the remaining northeast U.S.

We'll continue our aggressive terminal opening schedule in the second half with six terminal openings planned, five of these will be in the new markets in the northeast. We're also planning to relocate an additional three terminals in the second half. These are terminals – these are in markets where we have simply outgrown our current capacity.

While this aggressive opening schedule also offers opening costs forward into the third quarter. We're very pleased with the opportunities that presented themselves and this pace allows us to actually get ahead of our planned opening schedule.

As of today, we've opened 13 new terminals in the northeast since our openings began in May of 2017, and planned to finish the year with a total of 18 new terminals open in less than three years. Before I open it up for questions, I'd like to comment on the 27.1% incremental margin we posted in the second quarter. This is the best incremental margin enjoyed by Saia since we kicked off our organic expansion efforts. While we do not view the 27.1% as the finish line, I do think it's important that it gives a glimpse of the operating leverage inherent in a network business such as ours.

We're seeing evidence of the fixed cost leverage that we expected as we sought to build our expanded geographic coverage in essentially four more states of revenue over certain fixed network costs. With those comments, I'd like to go ahead and open the call up for questions. Operator?

Question and Answers

Operator

Thank you. [Operator Instructions] We'll take our first question from Mr. Scott Group from Wolfe Research. Go ahead.

Rob Salmon - Wolfe Research, LLC

Hey good morning guys. It's Rob on for Scott. Could you walk us through your sequential tonnage and shipment trends by month in the second quarter?

Robert S. Chambers

Sure, no problem. If we look, if we start with shipments in April, they were up 1.3% year-over-year. Tonnage was down 4.7% in April. In May, shipments per day were up 3.1% and the tonnage per day was down 2.5%. And in June, the shipments per day were up 6.5% and the tons per day turned positive, up 1.8%.

And so for the total quarter again, that for the shipments per day, up 3.6% and the tonnage down 1.9%.

Rob Salmon - Wolfe Research, LLC

And do you have a preliminary number for July, how both shipments and tonnage are trending?

Robert S. Chambers

Yes. We're seeing -- we're seeing positive trends in shipments with July up 4.4% and the tonnage up about 0.9%.

Rob Salmon - Wolfe Research, LLC

Then Rick or Fritz, historically you guys have talked about this sequential margin trends 2Q to 3Q. You called out kind of additional terminal openings. I was just curious how we should be thinking about the sequential trend coming off of the 89 in the second quarter?

Richard O'Dell

As you know our wage increases effective the first week in July. So that's had some impact, sequentially in the same thing obviously occurred this year. I mean historically, there's been an 80 basis point decline, and I think with some of our -- we actually are opening three terminals at the very end of September, so we're more looking at a deterioration of about 100 basis points.

Rob Salmon - Wolfe Research, LLC

And then I guess as we think out to 2020, how should we be thinking about the possibility of getting to a sub 90 award given the incrementals that that you achieved in the second quarter. Is that something, which is a possibility as we look out or could this be a 2021 event, would love to get your perspective on that?

Richard O'Dell

Yes, I mean obviously that's certainly our goal. And we think it's positive. We're seeing some positive trends that benefits from our fixed cost leverage, as we've stated with some of the good motor freight facilities becoming available, we were actually-- and the way things are going at the company, we're looking at expand and accelerate in our Northeast expansion probably above our initial plan.

So assuming the external environment stays positive, and we continue to execute well which we fully expect and I think it's certainly a possibility.

Rob Salmon - Wolfe Research, LLC

And just for clarification, I -- through two years do you think it's a possibility that we could get sub 90 in 2020?

Richard O'Dell

Yes.

Rob Salmon - Wolfe Research, LLC

Appreciate the time. I'll hop back in the queue.

Richard O'Dell

All right thanks.

Operator

We'll take our next question from Mr. Todd Fowler from KeyBanc Capital Markets.

Todd Fowler - KeyBanc Capital Markets Inc.

Great. Good morning everyone. Fritz, just to follow up on your comments at the end of the prepared remarks about the incremental margins. I guess a couple of things, thinking about the second quarter. Do you think that that's a function of where you're at -- where you're at with the Northeast expansion that got you to the 27%? Is that more on the pricing environment or is there something else going on?

And then, how do you think about the incremental margins kind of the run rate that we should expect and obviously there'd be variability quarter-to-quarter. But when we think longer term what's the right incremental margin for the business?

Frederick Holzgrefe

So Todd, if I look start with Q2, I mean I think the element that you pointed out pricing was favorable production our efficiencies were favorable. All those things kind of combined into that. I mean that what we think about where our future is with this northeast expansion and quite frankly as are as we further invest in penetrating those from our legacy geography, I think that those sort of incrementals would be kind of where we would be, and likely grow from there, right.

But I think in the short term, as Rick described that Q2 to Q3 sort of stuff for us, is that we'll continue to push the incrementals, but it's going to better the face of time or investing in some new terminals that's going to be a little bit of a drag for so challenged that a bit. And we also have to wait to step up and starts July 1. Now that's happened historically. That's nothing new for us, kind of business process, but I think part of what ends up happening is that you'll see the incrementals continue to improve over time. Q2 certainly was a good quarter. I don't think that's the end of where we can take that. But I think that over time, I would expect to see that continue to improve.

Todd Fowler - KeyBanc Capital Markets Inc.

Okay. That helps. And Rick, in response to the last question you made a comment about accelerating the plans in the Northeast expansion. And I understand that you're going to pull some terminals forward, when you say accelerating the plan, are you just talking about doing more terminals sooner than what you anticipated, or is there more opportunity in the Northeast relative to what you initially had mapped out?

Richard O'Dell

Well both. I mean, obviously we're executing well on our strategy. So you want to continue that that process. And then, secondarily, I think we've said historically we've started opening four to six terminals. We've already opened three and now we're going to open six more in the second half. So I'm commenting compared to our prior comments with terminal availability and execution well we're going to open more terminals.

Todd Fowler - KeyBanc Capital Markets Inc.

And is the Northeast profitable at this point on a fully allocated basis?

Richard O'Dell

Yes, modestly.

Todd Fowler - KeyBanc Capital Markets Inc.

Okay, okay.

Frederick Holzgrefe

But as we pointed out during the past, keep in mind this is network business. So elements of that profitability surface throughout our network. So it makes other operations more efficient.

Todd Fowler - KeyBanc Capital Markets Inc.

Right. And I think Fritz, what you're commenting on there is kind of the surrounding geographies might be getting some benefit from the flow in and out to the northeast, right?

Frederick Holzgrefe

Exactly.

Todd Fowler - KeyBanc Capital Markets Inc.

Okay, good. I mean just the last one for me. You know Rick if you want to put some comments, we've heard some commentary around the LTL pricing environment. I apologize if you gave a contract renewal number here in the quarter if you did, and if you could share that, but then just your general thoughts on kind of the yield environments and what you'd expect for the rest of the year? Thanks.

Richard O'Dell

Yes, contract renewals were 6.7 and we continue to see a very stable environment to be operating in. So yes. The Times environment's been a little bit weaker than we had anticipated, but the pricing environment remains stable. We see a lot of still a fair amount of cost and inflation driver availability, so yes it's been -- but the pricing environment has been good.

Todd Fowler - KeyBanc Capital Markets Inc.

Okay. Thanks for the time. Nice results today.

Richard O'Dell

Thank you.

Operator

We'll take our next question from Mr. Amit Mehrotra from Deutsche Bank.

Amit Mehrotra – Deutsche Bank

Thanks operator. Hi guys. Congrats again on the results. It's great to see. I guess the corporate expansion gaining some traction on the OR. I wanted to ask my first question just on that very issue. Fritz, you talked about kind of the benefits of the expansion having this network efficiency effect and that kind of helps the whole system. I just wonder in that context, did the record kind of an 89 OR in the quarter. Did that come from -- was that you know more attributable to even better OR performance at the legacy terminals or are the Northeast terminals going from more loss making to slightly profitable? I just want to kind of decide for those two elements. It would just help us think about kind of the runway you have relative to the 89 OR.

Frederick Holzgrefe

So Amit, thank you. It was a good question. It's kind of across the board to be honest with that OR improvement. And so you think about the efficiencies and if you make a pickup in a place like Dallas, you've got an extra shipment that is extra part of that pick up is not going to be carried out in the northeast. That's incremental to Dallas, to ride leveraging that infrastructure. We saw the benefits of this performance across all regions.

Amit Mehrotra – Deutsche Bank

Okay, that’s helpful. And then, one as a follow up just more on the operating stats, shipments are up very nicely, but we're also seeing kind of a pretty sizable reduction in the weight per shipment, and that's pretty, that corresponds to just more e-commerce related volumes. So one, can you just talk about that dynamic what's driving that shipment subway per shipments down, and then, how does that kind of impact profitability because it's a little bit tough right now because the OR performance is in an environment of very strong contract rate renewals, and so if you just kind of put that to the side for a second, just talk about the OR impact from shipments being up in weight per shipment down, I think that would be helpful as well.

Frederick Holzgrefe

Sure. I would just admit that clearly for us, I mean that's a bit of a headwind, right. I mean you are as you continue to make those deliveries e-commerce related sort of activity lower weight per shipments, we're spending the same amount of resources to execute much of that shipment growth. So it was it is a headwind in the numbers and that kind is reflected in our results, but we're so pleased with where we were we ended up in the quarter.

Amit Mehrotra – Deutsche Bank

Right. But I guess more specifically, can you just talk about, I mean when shipments are up, does it basically do you have to keep resources because of the shipment growth even though maybe the headwind on the weight per shipment, so going forward, in hush I mean, I'm not asking the question the right way, but is 25% to 30% incremental margins kind of the right way to think about it even despite that headwind if weight per shipment continues to go down or when do you think that would -- from a comps perspective?

Frederick Holzgrefe

So I think the way to think about going forward, we're very focused on driving those incremental, so obviously we have to drive our efficiencies to achieve those incremental as shipping patterns change over time. Right.

So, if you have our weight per shipment continues the trend where has that we have to adjust our sort of productivity model be able to do all that. So, I think that going forward, we continue in a reasonable sort of economic environment will continue to drive the sort of incremental kind of in the ranges that where we've been, and hopefully improving Q3 is going to be a challenge simply, because as the items that we've pointed out but as we continue to grow out of Q3, I think that we can take advantage of kind of our operating efficiencies, but weight per shipment trends where it is that's certainly a headwind and a bit of a challenge.

Amit Mehrotra – Deutsche Bank

And you think the sequential, you said 80 basis points historically deterioration is that the right number to think about just given the -- I mean the two key points was way better because the first quarter was extraordinarily weak because of weather. So just given how strong the second quarter was, is that 80 basis point situation still the right number to think about it should be a little bit higher than that?

Frederick Holzgrefe

Yes, we talked about there would be a bit of an erosion Q2 to Q3 because of some of the pulling for those terminal openings that are happening right towards the end of the quarter, but we're not going to get the revenue benefit of that. We have yet to invest ahead of that in a sense of getting your drivers on staff. You get them trained, dock work -- workers the leadership is in place. But that takes some time to develop some efficiencies out of that too. Even if you did get a little bit of revenue in a quarter, that's not going to be very efficient for incremental on that new businesses internal.

So that's the drag we talked about sort of 80 to 100 basis point erosion in Q2 to Q3.

Amit Mehrotra – Deutsche Bank

Okay, excellent. Thanks everybody for answering my questions. Congrats again.

Operator

We'll take our next question from Mr. Jack Atkins from Stephens.

Jack Atkins – Stephens Inc.

Hey guys. Good morning. Thanks so much for the time. So just going back to the OR cadence for a moment if we could. I mean, that what you're saying about the third quarter makes a lot of sense. And if I'm hearing you correctly, looks like we've got three more terminals of the plan is to bring on line in the fourth quarter. So you sort of think about the cadence to 2Q to 3Q, 3Q to 4Q. I mean, do you think that you'll be able to get some leverage 3Q into 4Q given you're bringing those on -- those terminals on into 3Q late in the quarter or should we think about normal seasonality as we move through the year getting past the third quarter, if that question makes sense?

Frederick Holzgrefe

I think, I think it probably should be considered normal seasonality from Q3 to Q4 simply because you're going to have the impact of that. As you know, Q4 is often challenged period based on where holidays and Thanksgiving and Christmas holiday, this role is impactful for us. Yes, it's probably a little bit early to say with macro trends looks like into the fourth quarter. So, we typically as you know given shipments and tonnage update during this quarter is a kind of advances and that'll give some indication of where maybe some of the bigger trends might be headed.

Jack Atkins – Stephens Inc.

Okay. Now that makes sense. And then I guess just following up on sort of the expansion plans, I guess not just in the Northeast, but as you look elsewhere across your network, I mean, given the pain that I think a lot of smaller carriers are feeling out there right now private carriers are feeling out there right now, are there may be some opportunities to do some tuck in M&A at certain places where you'd like to build some scale whether it's in the northeast or other places just curious if there's some inorganic opportunities out there that you guys are seeing perhaps?

Frederick Holzgrefe

We keep an eye on that pretty closely. And I think that there are certainly potential opportunities if not for maybe tuck in sorts of things. But then also, frankly available real estate as you know people have adjusted their business taxes on business such that creates some opportunity and certainly as – OR are playing the opening numbers, it's no small part driven partly by our execution, but also partly by the availability of some assets. So I think that those things all help.

Richard O'Dell

I would say with a strong balance sheet, we're in a position to pursue other opportunities that would come available.

Jack Atkins – Stephens Inc.

Absolutely. Absolutely, right. Okay last question, I'll hand it over. Just, just on the tonnage front, the July number that you quoted at the beginning of the Q&A is pretty encouraging considering my numbers are right, it's a pretty tough comp, still by comps to get a lot easier as you move through the third quarter. I mean is it sort of your opinion that when we reach an inflection point from a tonnage per day perspective, that third quarter could see substantially positive tonnage on a per day basis, if trends hold together?

Frederick Holzgrefe

I think it's we're dependent as you know on the sort of macro environment, so I think that the numbers are what they are right now, and we're pleased with the trends we've seen so far in July. We'll see how August and September sort of develop. Obviously, August is a -- can be a holiday period or vacation period for people that could be a bit choppy. So we'll look to see how that develops.

Jack Atkins – Stephens Inc.

Okay. Thanks again for the time guys.

Richard O'Dell

Thank you.

Operator

We'll take our next question from Mr. Matt Brooklier from Buckingham Research.

Matt Brooklier – The Buckingham Research Group

Hey, thanks. Good morning. So try to get maybe a little bit more color in terms of your -- that's what's called a relative tonnage performance in June and July. We've heard from a number of your peers that June during 2Q was a part of the toughest month of the quarter. I'm assuming, that the improvement in tonnage that you saw towards the end of the quarter was a function of the additional terminals that came on line, but maybe you could give a little bit more color if there's other factors if there are any large account wins, did you potentially pick up some share from I think a couple of couple of carriers filed for bankruptcy, and 2Q just trying to get a little bit more color there.

Richard O'Dell

Yes, this is Rick. I would just comment that our Northeast expansion strategy. I mean when you when you see growth to and from the northeast, it's not just because we opened three new terminals. A large portion of our growth continues to come from business to and from the terminals that we've opened two years ago for instance. So historically, as we've executed an expansion over a five-year period we've seen share gains as we mature as a market participant there.

And then also as you know as you open three more terminals are adjacent to our current northeast and our coverage becomes more attractive to somebody that was maybe piecemealing their business amongst other carriers. So we've seen some -- we've obviously seen a fair amount of benefit from that. And then again, as Fritz had commented on the operating income, a lot of that business is moving to and from our legacy, geography, and where we have good production, good load average and then, over time it provides us the opportunity you may grow and use purchase transportation to handle the incremental business, and then over time you re optimize your line haul network.

So there's -- there is also a fair amount of benefit from seeing maturity of the terminals that have been open over the last couple of years.

Matt Brooklier – The Buckingham Research Group

Okay. So it sounds kind of more all-encompassing I guess in terms of you know you have expansion in the Northeast. You've been growing terminals outside of that geography, and all and you seem to be picking up a share, which is obviously the intention there. And then, the six additional terminals in the second half, the target is. I just want to clarify something. Three of those are for swapping out a smaller terminal with a larger terminal and then three of those are completely new locations.

Robert S. Chambers

Yes, so of the six that we quoted, five of them are actually new markets in the northeast. And then we're at the end of the day in the second half, we got the six terminal openings planned five of them are in new markets, and then we're also going to relocate an additional four terminals in the second half as well.

Matt Brooklier – The Buckingham Research Group

Okay. Got it. That's incremental. All right. Helpful color, appreciate the time.

Richard O'Dell

Thank you.

Operator

We'll take our next question from is Miss Stephanie Benjamin from SunTrust.

Stephanie Benjamin – SunTrust Robinson Humphrey, Inc.

Hi, good afternoon. I wanted to follow up on the questions he had previously on just the volume growth and the improvement we saw kind of throughout the quarter and then into July. Were there any pockets of strength you can point to particular industries or markets where you really saw this improve? And then I just have a quick follow up.

Frederick Holzgrefe

Yes, so Stephanie, I would just say it's tough for us to really highlight individual industries. I would say that because I commented earlier the improvement is really pretty broad based for us there isn't a call out other than say the Northeast continue to execute and grow. And so I think it's pretty broad based for us with that sizeable call out into either by industry or region.

Richard O'Dell

Yes, I would also comment that we have some company specific marketing programs that are execution including in legacy markets that have been successful for us, and obviously got a very good cargo claims ratio. Our service has been really solid. So I think we've just positioned ourselves well in the marketplace to execute as well.

Stephanie Benjamin – SunTrust Robinson Humphrey, Inc.

Great. And that's helpful. And then I wanted to turn to the expectations you said in the last call about, call it about 100 basis points of OR improvement for the full year I think after the kind of weaker 1Q or weather driven disruption that had been a little bit higher call it maybe 150 to 200 basis points. Is there an ideal kind of levers at this point where we could see that kind of higher than 100 bips of improvement after the strong 2Q performance or is it more of a decision to accelerate some of those terminal expansions to kind of generate that greater efficiency and scale as we kind of move into 2020, just some color on that would be helpful? Thanks.

Frederick Holzgrefe

I would say we're still into that range that we described in the last call. I think the interesting thing is that we've been able to identify these openings that we buy, and we think that's an appropriate investment for longer term value. But to – so I think we're still comfortable that firm’s characterization. We'll see how this third quarter develops that will lead to kind of where we see Q4 base, maybe that’s adjusted towards the end of the year, but at this stage I think we are pretty comfortable with that.

Stephanie Benjamin – SunTrust Robinson Humphrey, Inc.

Great, thanks so much.

Richard O'Dell

Thank you.

Operator

We'll take our next question from Jason Seidl from Cowen and Company.

Jason Seidl – Cowen and Company, LLC

Now thanks, operator, alright. Hey guys, good morning. How do you go about looking at the upcoming peak season, we've heard a lot of sort of mixed expectations if you will from different capacity providers throughout the supply chain? I would just love to hear your thoughts.

Richard O'Dell

I think that the comps get a little bit easier as we go into the future months. So, we feel okay about it. And our general conversations with customers have been pretty good. And I guess far beyond that you see the same economic data that we see and we will have to see how the environment develops.

Jason Seidl – Cowen and Company, LLC

Okay, fair enough. And getting to the contract of renewal rates, obviously 6.7% is fantastic. How should we think about a longer-term though because if you go back in the LTL history over a decade long period, it gives us an average 6.7%?

So, how should we think about that going forward, is there a point in time where we should expect to step down in that rate?

Richard O'Dell

Yes, I would think so, right. I would think over time it's going to step down and when we do longer-term forecast and planning, we're not assuming that we're going to be able to achieve those types of increases forever. But it is within our portfolio of customers, there are some customers that are not currently being appropriately compensated for our cost.

And so, we'll continue to address those as that comes up and then obviously we -- we're doing it now. We have some customers that are where we're being properly compensated and where they're not seeing a 9% increase or whatever. So, when you average 6.7%, that's not we're not just saying and trying to mandate a 6.7% increase.

It depends on the customer's portfolio and how it's operating within our network.

Jason Seidl – Cowen and Company, LLC

Now, that makes a lot of sense. I know it's early but how should we conceptually think about net CapEx for 2020?

Frederick Holzgrefe

So, we would expect this year to sort of end sort of somewhere between 275 and 300. I think for next year, it's probably 300+ maybe 310, something like that. It's all depended upon what the investment opportunities are that are out there, kind of what the when our view of the macro environment looks like closer in because as you know, big buckets of investment spending is really maintaining fleet sort of age and such. So, there were change in the environment, we may change that number but right now I think that sort of is kind of range where we've been.

Jason Seidl – Cowen and Company, LLC

That's a good color.

Richard O'Dell

Yes, I would also comment too, just as we continue to grow our network, it's really important to have particularly a larger break-bulk facilities built out and adding your growth and some markets especially if you have to build a facility or you actually even acquiring and now it's very expensive to get a large coveted rightful type of operation.

And I think historically, we look at sometimes we didn’t build our network out ahead of our growth and then it would impact our margins as you have capacity constraints and you have to run freight sub-optimally or generate backlogs or Kansas may direct as you need from the door count capacity. So, we're very focused on strategically making those investments ahead of our growth.

Jason Seidl – Cowen and Company, LLC

Now, that makes sense. Listen gentlemen, I appreciate the time as always.

Richard O'Dell

Thanks.

Operator

We'll take our next question from Mr. David Ross from Stifel.

David Ross – Stifel, Nicolaus & Company, Incorporated

I wanted to I guess follow-up on Jason's question on the contract renewals asking at a different way. The 6.7% is much higher than average. Why is that the case, is it that you guys were that much below market or is there something else going on there?

Richard O'Dell

Well, I see. I mean, apparently that's part of it, right. I mean, you kind of look at our operating ratio versus some of the competitors out there that run a similar network. We've obviously made a lot of investments in our company and the quality of our service offering and I think we're in a position to execute and expect to be properly compensated for that.

So, and if you look at power or our GAAP against some of the best-in-class operators out there, and part of its yield and as you expand your network and have a broader product offering and execute on a quality product with a good cargo claims ratio, I think we expect to be properly compensated for that.

We're executing that pricing discipline in the marketplace obviously on a customer-by-customer basis.

David Ross – Stifel, Nicolaus & Company, Incorporated

And there's nothing in there that accounts for wait for shipment because that typically goes into yield. So, even if the customers giving you lighter weight shipments this year versus the year ago for the same shipment and they are on a like-for-like basis is up 6.7%, is that correct?

Richard O'Dell

Well, it is a bit of an odd metric, right. So, what you're basically saying is when you come up for renewal, you're looking across the days of business that you currently have. And what we're saying is on average based on the base of business that we have at that point in time, we got a 6.7% increase now.

In fairness, right, some of the business goes away, right. You have price shopper than they may take lanes away and you also may gain new lanes and renewal as well. So, I mean that's why you don’t see a perfect correlation but I think it is a matric that we look at internally to see how well are we executing against how the customer operates.

Again, you don’t always keep all the business or it may change, which changes your mix over time. So, its I think it's indicative of our execution on what's going on in the marketplace more so than saying hey we actually retained a 100% of that.

David Ross – Stifel, Nicolaus & Company, Incorporated

And then, the 5% drop in weight per shipment, how much of that do you actually attribute to e-commerce?

Frederick Holzgrefe

I would say that's across the total book of business. So, we tough for us to identify exactly would be that the sliver that would be e-commerce related. But if you look at a year-over-year, I mean it's obviously the higher way that shipments that were evident last year and that in macro environment be it sort of industrial activity compared to this year.

That's probably the biggest driver of that year-over-year is that if you look at the data's that are which where has that got and it's probably a more industrial related and say e-commerce ticking away. It's more about trends and other elements of the business.

David Ross – Stifel, Nicolaus & Company, Incorporated

Excellent. Thank you, very much.

Richard O'Dell

Thanks, David.

Operator

We'll take our next question from Mr. Ravi Shanker from Morgan Stanley.

Ravi Shanker – Morgan Stanley

Thanks. I had just couple of follow-ups to some of your recent commentary. Just on just out of the e-commerce side, I think you said that it would be hard to quantify the year-over-year decline. How much of that came from e-commerce but can you help us understand kind of what percentage of your overall volumes today our e-commerce versus the quote-and-quote traditional kind of industrial heavy freight that you guys ship usually?

Frederick Holzgrefe

I think that statistic we can give you. In this I would argue is probably not encompassing all of e-commerce but just looked at residential or sort of appointment related business. A year ago, maybe that number was sort of 5%, that's prepped up to maybe 6% or 7%; somewhere in that range.

But as you know, Ravi, I mean that e-commerce is really impacting the rest of the supply chain too. So, that could be impacting other elements of our businesses will move freight from a D.C. to a distributor or last mile provider. So, that as a sub-step the residential sort of focus but I think that's kind of the trend.

Ravi Shanker – Morgan Stanley

Got it. So, I mean I think you don’t expect that 5% to 6% to be like huge portion of your business in five years' time and it's not going to be 25% or could it be?

Richard O'Dell

No.

Frederick Holzgrefe

No.

Ravi Shanker – Morgan Stanley

Okay, got it.

Richard O'Dell

Yes, alright. It be actually residential following the 25% now.

Ravi Shanker – Morgan Stanley

Okay, understood. And also, just to kind of confirm that, when you say e-commerce, does that is that strictly B2C or is also kind of B2B business, I think that's what you're alluring to here and that’s just fine.

Frederick Holzgrefe

That's my point around the differences in the supply chain. So, it could be B2B but it could be how the supply chain is being influenced by e-commerce activity. The residential is for us that I described simply B2C, right.

Richard O'Dell

Yes, alright. And that was like we used to take a certain amount of business into a retailer, the average in the lane on those would be generally higher as opposed if you're taking them to a final mile carrier or warehouse provider is delivering to the final mile or breaking those down and delivering them in smaller packages, right.

I tend to be more fragmented because they're trying to get close to the customer, more people are shopping online I suppose to going to retail stores.

Ravi Shanker – Morgan Stanley

Understood. And just, finally in your prepared remarks, you spoke about and tax spend being an incremental let's say headwind but a call on cost going forward. Can you just elaborate a little bit more kind of what exactly you're spending on the tax side and kind of how much that could be in '19 and '20?

Frederick Holzgrefe

So if I just look at the third quarter as I was kind of where our commentary say, we're going to open the terminal. So, that means we're going to make sure that we got the appropriate staff in place at the operate at the terminal level, so that we got to get them trained, we got to get them staff such that they can provide the started service we clearly are going to be operating at any sort of productivity level that long-term be focused on.

So, that probably 20 bipish kind of drag on the quarter but be a little bit more on the third quarter. But over time as we've shown into the second quarter that we just completed, we can translate that and drive the incremental margins up over time.

Richard O'Dell

And we have some targeted terminal openings in 2020 but we're not that close to a pipeline of those, I mean at this point in time they -- the remaining markets we have to open tend to be more smaller markets and we think we'll be able to find some available facilities also having to build those for the most part.

So, we were going to open in 2020 and build that we would have had probably already have closed on the land and we don’t have any of those instances in our expanded geography. We are expanding some of our own great capacity. So, we're just not we're not in a position to kind of give a precise timing on what headwinds those might be potentially in the 2020.

Ravi Shanker – Morgan Stanley

Understood, thank you.

Operator

We'll take our next question from Mr. Tyler Brown from Raymond James.

Tyler Brown – Raymond James

Hi, good morning, guys.

Richard O'Dell

Hi.

Frederick Holzgrefe

Hi.

Tyler Brown – Raymond James

Hi. Just a quick clarification but it sounds like you have some additional greenfield terminals plan, in addition you got some terminal swaps, big picture and I don’t want the physical numbers because I know you're not going to give to me but any color on what's your north east door footprint is actually growing this year?

Richard O'Dell

We'll have to get you that offline, we don’t have that right here.

Tyler Brown – Raymond James

Okay. My hunch is it's quite a bit, though.

Richard O'Dell

Correct.

Tyler Brown – Raymond James

Yes, okay. And then, sorry if I missed it but on the sixth additional terminals this year, will those be owned or leased?

Frederick Holzgrefe

Those are going to be mostly leased, one owned.

Tyler Brown – Raymond James

Okay. And then maybe, this is a big picture question but longer-term where would you guys like to be in terms of owned versus leased and how do you think about that strategically longer-term?

Frederick Holzgrefe

That's so Tyler on that, on that front I mean that hasn’t changed for us, we're very focused on, we want to own strategic assets but if the lease provides us access to our market, we certainly will take advantage of that. And we also, we can do that for a couple of reasons.

Sometimes it gets you into the market kind of as we described that earlier, as would we regard we are able to access that market through a lease and later we found the property we could purchase. So, that's kind of the methodology around that. So, I don’t know that I reach in to the fact that there is a greater percentage of leased assets other than to say that that got us access to the market.

Those were available; conceivably down the road we could actually buy and sell these if we think that’s long-term strategic. But I think right now we prefer to generally own strategic assets where we can.

Tyler Brown – Raymond James

Okay. That’s it, I appreciate it.

Operator

We'll take our next question from Scott Group from Wolfe Research.

Rob Salmon – Wolfe Research, LLC

Hey guys, thanks for the follow-up. Clearly the north east market right today it just broke even, it's profitable but quite a bit lower margins than the consolidated OR average overall average for Saia overall. Longer-term as you build the density in the north east, how should we think about the margins relative to the corporate average.

Clearly the north east is a more expensive region to operate. And but I'm just curious if you think it can be as profitable to the corporate average?

Frederick Holzgrefe

I would expect over time that where we are right now is not where we're going to end up in the north east. And you're right it is a very expensive market to operate. So, that makes it even more important that we do a good job of understanding those cost drivers in pricing importantly and identifying that freight that is ideal for that market.

IO would suspect over time that although I think we can get that to be a lot better if probably won't have the same margin structure per say and say the markets in the center of the country where you have more inbound and outbound freight and more closely balanced in terms of how you spread your cost between freight that comes into a market or exits the market or passes through market.

So, probably won't get to be the lowest OR but I think it I don’t see a reason that would be an impediment for us getting to higher levels of where we are right now or improved levels I should say from where we are right now.

Richard O'Dell

Yes. I would also comment that if you just look at where we are, we're pretty immature in the market place there, we don’t have as many terminals there as some of our competitors there. So, it run us in longer pedal run. So, there are clearly some opportunity as you gain more density in the marketplace to gain some operating efficiencies.

And quite frankly, the longer you're there over time, we're not good price player jumping in there but as you gain some efficiencies, we should be able to improve there. And I think as you gain some maturity and your brand strengthens there too. We should have some incremental pricing leverage as well.

Rob Salmon – Wolfe Research, LLC

Yes, that makes sense. It should be a very good incremental margin business as you guys build the footprint. I mean, can it get to an average kind of OR for Saia overall, obviously you noted it can't get to the best but should we think about this as an average or a below average market?

Frederick Holzgrefe

Well, I remember that this surround this north east expansion, I mean it's going to be an incremental add because we're leveraging an infrastructure of a public company across 48 states of revenue when this is wrapped up and we continue to penetrate other markets.

So, I absolutely think it should get to be company average but I don’t see that's a drag longer-term that it benefits in a network it benefits those other better or bigger more mature markets just to be able to drive more freight through those start more freight in those markets and have to end up in the north east.

So, I think it's a win/win all the way around for us.

Rob Salmon – Wolfe Research, LLC

Makes sense.

Richard O'Dell

And I will comment to it. Even if you grow longer all business, it flows across the rest of your network and it gets you an opportunity to have load more direction have some incremental opportunities to leverage flows across your line home network and re-optimize those.

So, I mean regional profitability it's just allocating cost of cost but in entire network. So, there is a portion of that that where you're gaining some efficiency that are benefitting the rest of your freight that you're not really going to see that necessarily and your north east operating ratio.

But you're going to see it you may see some of that across the rest of your network.

Rob Salmon – Wolfe Research, LLC

That's fair. And we've definitely seen that with some of your competitors that they've expanded geographic footprints. That clears it up for me. Thanks a lot for the follow-up, guys.

Richard O'Dell

Great, thanks.

Operator

That concludes today's question and answer session. At this time, I will turn the conference back to you for any additional closing remark.

Richard O'Dell

Great. Thank you, for your interest in Saia, we appreciate it. I'll talk to you.

Operator

This concludes today's call. Thank you, for your participation. You may now disconnect.